Exhibit 10.1

Amendment of the
Amended and Restated Employment Agreement

This Amendment of the Amended and Restated Employment Agreement (this “Amendment”) is entered into and is effective on November 3, 2015 by and among Southcoast Community Bank, a South Carolina-chartered bank (the “Bank”), Southcoast Financial Corporation, a South Carolina corporation (the “Company”), and William B. Seabrook (the “Employee”).

Whereas, the Bank, the Company, and the Employee entered into an Amended and Restated Employment Agreement dated as of December 29, 2008, and

Whereas, the Bank, the Company, and the Employee desire now to amend the December 29, 2008 Amended and Restated Employment Agreement.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank, the Company, and the Employee hereby agree as follows.

1.           Amendment of Subsection 4(e).  (a) The Bank, the Company, and the Employee desire to amend the Amended and Restated Employment Agreement by eliminating the disability/salary continuation benefit of Subsection 4(e).  Accordingly, the first sentence of Subsection 4(e) is hereby deleted.  For reference purposes in this Amendment only, the Subsection 4(e) text being deleted by this Amendment is reproduced below but is struck through –

(e)           Disability/~~Salary Continuation.  The Bank shall pay the Employee his full salary then in effect and continue all benefits then in effect for a period of one year after the Date of Termination (as hereafter defined) in the event of the Employee’s Disability.~~  “Disability” or “'Disabled” shall mean (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Employee has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board or (iv) the Employee has been determined to be disabled in accordance with a disability insurance program provided by the Company or the Bank and in which Employee participates, provided that the definition of disability applied under such disability insurance program complies with the requirements of (i) or (ii) listed above.

(b)           To conform to the change being made by the preceding section 1(a) of this Amendment, Subsection 6(a)(ii)(A) is amended by deleting the clause “unless the Employee shall become disabled as described in Subsection 4(e) hereof, in which case the provisions of Subsection 4(e) shall apply.”  As amended, Subsection 6(a)(ii)(A) provides in its entirety as follows, but for reference purposes in this Amendment only text deleted by this Amendment is reproduced below but is struck through and new text is italicized –

(A)           The Employee’s employment may be terminated for any reason or for no reason in the sole discretion of the Bank or the Company.

Compensation and Benefits to be provided.  Except as otherwise limited herein or as otherwise limited by the regulations of the Federal Deposit Insurance Corporation, the Bank agrees that, in the event of its termination of the Employee’s employment other than for Cause and other than on account of Disability prior to the expiration of the term of this Agreement, Employee shall be entitled to (1) Employee’s Full Annual Compensation (as hereinafter defined), and (2) the Benefits provided for in Subsection 6(a)(ii)(D) of this Agreement, as such Full Annual Compensation and Benefits are in effect immediately prior to termination, for a period of one year~~, unless the Employee shall become disabled as described in Subsection 4(e) hereof, in which case the provisions of Subsection 4(e) shall apply~~.  Compensation to be paid pursuant to this Subsection 6(a)(ii)(A) and Benefits required to be paid in cash pursuant to Subsection 6(a)(ii)(D) shall be paid in equal monthly installments over the remaining term of this Agreement.

2.           Amendment of Section 6(a)(ii).  Subsection 6(a)(ii) of the Amended and Restated Employment Agreement governs compensation and benefits payable to the Employee after termination other than for Cause, subparagraph (A) governing termination at any time by the Bank or the Company for any reason or for no reason and subparagraph (B) governing termination within 24 months after a Change in Control.  The Bank, the Company, and the Employee desire to amend the Amended and Restated Employment Agreement so that the Employee is entitled to change-in-control compensation when the Change in Control occurs, regardless of whether employment termination occurs within 24 months thereafter.  Accordingly, the text of subparagraph (B) of Subsection 6(a)(ii) is hereby deleted in its entirety, replaced by the notation “[reserved],” and any references in the Amended and Restated Employment Agreement to subparagraph (B) of Subsection 6(a)(ii) will be disregarded.  For reference purposes in this Amendment only, the subparagraph (B) of Subsection 6(a)(ii) text being deleted by this Amendment is reproduced below but is struck through –

(B)           [reserved] ~~Any termination of Employee’s employment by the Bank or the Company without Cause and any resignation by the Employee, each with a with a Date of Termination at any time within 24 months following a Change in Control of the Bank or the Company (as hereinafter defined) shall constitute an involuntary termination of employment by the Bank and the Company other than Termination for Cause and shall entitle Employee to the compensation and benefits provided for in this Subsection 6(a)(ii)(B), but, in the case of resignation by the Employee, only if such resignation is preceded by one or more of the following events that occurs after the Change in Control: (1) any material decrease, or series of decreases which taken as a whole are material, in the nature or scope of the Employee’s duties, responsibilities and authorities, without the written consent of the Employee as to each and every such decrease, from the greater of those duties, responsibilities or authorities being exercised and performed by the Employee immediately prior to the date of the Change in Control; or (2) any attempt by the Bank or the Company to relocate the Employee to a location outside of South Carolina without his written consent thereto given not more than one (1) year prior thereto.  Employee’s termination of his employment for any of the foregoing reasons shall constitute termination of employment for “Good Reason.”~~

~~Notice and Cure period.  In order for the Employee’s resignation for Good Reason to constitute an involuntary termination of employment by the Bank or the Company, the Employee must give a Notice of Termination to the Company and the Bank setting forth the existence of one or more of the conditions described above in this Subsection 6(a)(ii)(B) within 90 days after the initial existence of the condition, and the Company and the Bank shall have 30 days thereafter to remedy the condition.~~

~~Compensation and Benefits to be provided.  The compensation and benefits which shall be paid and provided, respectively, to the Employee pursuant to this Subsection 6(a)(ii)(B) shall be three times the Full Annual Compensation and Benefits provided for in this Agreement.  Such compensation and benefits shall be paid in a lump sum within five business days after the Date of Termination.  Such payments shall be made and such benefits shall be provided notwithstanding any other employment obtained by Employee.~~

~~Change in Control Defined.  For purposes of the foregoing, the phrase “Change in Control” of the Bank or the Company shall refer to acquisition in any manner of the ownership of shares of the Bank or the Company having 51% or more of the total voting power of the Company’s or the Bank’s common stock, by any person, or persons acting as a group.~~

3.           Conforming Changes.  (a)  To conform to the change being made by the preceding section 2 of this Amendment, the subparagraph (C) of Subsection 6(a)(ii) calculation of “Full Annual Compensation” is amended by deleting reference to a Change in Control.  As amended, subparagraph (C) provides in its entirety as follows, but for reference purposes in this Amendment only text deleted by this Amendment is reproduced below but is struck through –

(C)           “Full Annual Compensation” as used in this Subsection 6(a)(ii) shall mean (1) Employee’s basic annual salary on the Date of Termination ~~or, if greater and following a Change in Control, Employee’s basic annual salary immediately prior to the Change in Control,~~ plus (2) the average of any bonuses and other non-equity compensation paid for the three calendar years immediately preceding the Date of Termination.

(b)           To conform to the change being made by the preceding section 2 of this Amendment, the subparagraph (D) of Subsection 6(a)(ii) calculation of “Benefits” is amended by deleting reference to a Change in Control and by clarifying when the Benefits are payable.  As amended, subparagraph (D) provides in its entirety as follows, but for reference purposes in this Amendment only text deleted by this Amendment is reproduced below but is struck through and new text is italicized –

(D)           In every case where the Employee is entitled to receive benefits in accordance with this Subsection 6(a)(ii), “Benefits” shall mean and be limited to life insurance, health and dental insurance, and disability insurance as in effect immediately preceding the Date of Termination ~~or, if greater, immediately preceding the effective date of a Change in Control,~~ and shall also mean the pre-tax cash value of all retirement plan contributions made by the Company or the Bank for the benefit of the Employee for the calendar year immediately preceding the Date of Termination.  Such Benefits may, at the option of the Bank, the Company or any successor thereto, be provided by (1) a continuation of the Benefits without diminution, (2) substitution of other policies, plans, goods or services affording substantially identical coverage or value, or (3) cash payment in  the amount it would cost to provide the policies, plans, goods or services affording substantially identical coverage or value to the Employee, such cash payments, if any, to be paid every calendar month for which such Benefits or identical coverage is not being provided.

(c)           To conform to the change being made by the preceding section 2 of this Amendment, Subsection 6(b) is amended by deleting reference to the defined term “Good Reason,” and to conform to the change being made by section 1 of this Amendment Subsection 6(b) clarifies that termination because of Disability is treated the same as a voluntary resignation by the Employee.  As amended, Subsection 6(b) provides in its entirety as follows, but for reference purposes in this Amendment only text deleted by this Amendment is reproduced below but is struck through and new text is italicized –

(b)           Termination by Employee.  The Employee may terminate his employment at any time by giving written Notice of Termination to the Bank and the Company not less than ninety (90) days prior to the Date of Termination. In the event of such termination by Employee or if termination occurs because of the Employee’s Disability, ~~other than under circumstances constituting Good Reason under Subsection 6(a)(ii){B)~~, the Bank and the Company shall be obligated only to continue to compensate and provide the benefits hereunder to Employee up to the Date of Termination. This provision shall not be interpreted as in any manner whatsoever limiting the vested rights of the Employee under any other agreement between the Employee and the Bank or the Company, including, without limitation, any retirement, deferred compensation, or fringe benefit agreement, whether or not such agreements are in existence at the time of the execution hereof.

(d)           To conform to the change being made by the preceding section 2 of this Amendment, the text of Subsection 6(d)(iii) is hereby deleted in its entirety, replaced by the notation “[reserved],”   For reference purposes in this Amendment only, the Subsection 6(d)(iii) text being deleted by this Amendment is reproduced below but is struck through –

(iii)           [reserved]  ~~if the Employee’s employment is terminated for Good Reason pursuant to Subsection 6(a)(ii)(B), the 31st day following the date of Employee’s notice to the Bank of the existence of a condition constituting a reason for termination under that Subsection. if the Bank shall have failed to remedy the condition by the end of the 30th day following the date of Employee’s notice~~; or

(e)           To conform to the change being made by the preceding section 2 of this Amendment, Section 11 is amended by deleting in both places it appears the clause “other than for Good Reason pursuant to Subsection 6(a)(ii)(B).”  As amended, Section 11 provides in its entirety as follows, but for reference purposes in this Amendment only text deleted by this Amendment is reproduced below but is struck through and new text is italicized –

11.           Restrictive Covenants.  In consideration of the Bank’s employment of the Employee and the benefits provided hereby, the Employee agrees that in addition to any other limitation: (i) for a period of twelve (12) months after the termination of this Agreement by the Employee ~~other than for Good Reason pursuant to Subsection 6(a)(ii)(B)~~, or (ii) during the continuation of compensation payments pursuant to Subsection 6(a)(ii)(A) above, whichever is later, he will not, within a twenty-five (25) mile radius of any operating office of the Company, any of its subsidiaries, or the Bank, manage, operate or be employed by, participate in, or be connected in any manner with the management, operation, or control of any banking business whether or not carried on by a bank. The Employee further agrees, that for a period of twelve (12) months after the termination of his employment hereunder by the Employee ~~other than for Good Reason pursuant to Subsection 6(a)(ii)(B)~~ or the completion of compensation payments pursuant to Subsection 6(a)(ii)(A) above, whichever is later, he will not solicit the business or patronage, directly or indirectly, from any customers of the Bank (or any other office of the Company or of a subsidiary of the Company if Employee should have been employed by and located at such office) and the Employee will not seek to or assist others to persuade any employee of the Bank engaged in similar work or related to the Bank’s work to discontinue employment with the Bank or seek employment or engage in any business of the Bank. Furthermore, the Employee will not communicate to any person, firm or corporation any information related to customer lists, prices, secrets or other Confidential Information which he might from time to time acquire with respect to the business of the Bank the Company, or its subsidiaries, or any of their affiliates. The Employee agrees to disclose the contents of this Agreement to any subsequent employer for a period of twelve (12) months following termination of his employment hereunder, the termination of this Agreement or completion of compensation payments pursuant to Subsection 6(a)(ii)(A) above, whichever is later.

4.           Addition of a Change in Control Benefit in New Section 26.  By this Amendment the Bank, the Company, and the Employee intend to provide in new Section 26 that the Employee is entitled to a change-in-control benefit if a change in control occurs before the Employee’s termination, that despite anything to the contrary in the Amended and Restated Employment Agreement, including but not limited to subparagraph (A) of Subsection 6(a)(ii), the Employee is not also entitled to cash severance payments under Subsection 6(a)(ii) if termination occurs without Cause after the Employee receives the benefit under new Section 26, that the Employee may be entitled to the Benefits specified in subparagraph (D) of Subsection 6(a)(ii) if termination occurs without Cause after the Employee receives the benefit under new Section 26, and that the Employee may receive the change-in-control benefit under new Section 26 one time only, even if more than one change in control occurs during the Employee’s employment.  New Section 26 provides in its entirety as follows –

26.           Cash Benefit after a Change in Control.  (a)  If a Change in Control occurs before the Employee’s termination, on the date of the Change in Control the Company will pay to the Employee in a single lump sum cash in the amount equal to three times the sum of (1) the Employee’s basic annual salary on the date of the Change in Control and (2) the average of any bonuses and other non-equity compensation paid for the three calendar years immediately preceding the Change in Control.

(b)           If the Employee receives the benefit stated in paragraph (a) of this Section 26, despite anything to the contrary in this Agreement, including but not limited to subparagraph (A) of Subsection 6(a)(ii), the Employee is not also entitled to a cash severance payments or payments under Subsection 6(a)(ii) after termination without Cause, although the Employee may be entitled to the Benefits specified in subparagraph (D) of Subsection 6(a)(ii) if the conditions to entitlement to those Benefits are satisfied as set forth in that subparagraph 6(a)(ii)(D).

(c)           Despite anything to the contrary in this Agreement, the Employee may receive the benefit under this Section 26 on no more than one occasion, even if more than one Change in Control occurs during the Employee’s employment.

(d)           For purposes of this Agreement the term “Change in Control” means a change in control as defined in Internal Revenue Code section 409A, as the same may be amended from time to time.  For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Change in Control, a Change in Control as defined in Rule 1.409A-3(i)(5) includes a change in ownership, a change in effective control, or a change in ownership of a substantial portion of assets, as follows –

(1)           Change in ownership: a change in ownership occurs on the date any one person or group accumulates ownership of Southcoast Financial Corporation stock constituting more than 50% of the total fair market value or total voting power of Southcoast Financial Corporation stock, or

(2)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Southcoast Financial Corporation stock possessing 30% or more of the total voting power of Southcoast Financial Corporation stock, or (y) a majority of Southcoast Financial Corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Southcoast Financial Corporation's board of directors, or

(3)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Southcoast Financial Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Southcoast Financial Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Southcoast Financial Corporation's assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of Southcoast Financial Corporation's assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.           Responsibility under Internal Revenue Code section 409A.  Notwithstanding any other provision in this Amendment or the Amended and Restated Employment Agreement, neither the Company, its affiliates and its subsidiaries nor any of their employees, officers, directors, agents, attorneys, successors or assigns shall be liable to the Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount, payment or benefit under the Amended and Restated Employment Agreement, this Amendment or any other agreement between the parties is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Internal Revenue Code.

6.           The Amended and Restated Employment Agreement remains in full force and effect.  As amended by this Amendment, the December 29, 2008 Amended and Restated Employment Agreement remains in full force and effect.

7.           Use of defined terms.  All terms used but not defined in this Amendment are used as defined in the December 29, 2008 Amended and Restated Employment Agreement.

In Witness Whereof, the Employee and duly authorized officers of the Bank and the Company executed this Amendment as of the date first written above.

[Signatures Omitted]